EXHIBIT 4.5

                      FastComm Communications Corporation

                      1994 Stock Option Amendment Program
                                  Instructions

This package contains the information and materials required (a) to understand the 1994 Stock Option Amendment Program (the "Amendment Program"), (b) to acknowledge to the Corporation that you understand that certain of your options have been amended, and (c) to notify the Company if you wish to opt out of the Amendment Program by exchanging any of your amended options for options having the same terms as the original grant. Attached to this Instruction Sheet are:

     (a) an Information Memorandum describing the Stock Option Amendment Program and how it may affect you; and

     (b) a form entitled "Acknowledgment of Amendment and Election to Exchange Amended Stock Option" (the "Acknowledgment and Election Form") which you must sign and return to the Stock Option Administration in Sterling, VA no later than October 14, 1994, whether or not you wish to exchange your amended options.

1. Read the accompanying Information Memorandum carefully. It will help you to understand the Stock Option Amendment Program and the implications it has for you.

2. After reading the Information Memorandum, read the Acknowledgment and Election Form. The first paragraph contains a record of stock options currently outstanding in your name which were, at the original date of the grant, exercisable at prices greater than $4.375. If you do not think this information is correct, please contact, Patrice Bartles immediately.

3. If the stock option information shown on the Acknowledgment and Election Form is correct, and you wish to opt out of the Amendment Program with respect to some or all of your amended options (i.e. thereby retaining the original exercise price and date of grant):

     * Indicate with an (X) in the `OPT OUT' box beside the of those options with respect to which you wish to opt out of the Amendment Program;

However, if you do not wish to opt out of the Amendment Program with respect to any of your amended options (i.e. thereby accepting the amended option price of $4.375 and date of grant of September 9, 1994) do not check any of the boxes.

4. Sign the Acknowledgment and Election Form and return it to Patrice Bartles, Stock Option administration in Sterling as soon as possible and certainly no later than October 14, 1994, whether or not you are electing to opt out of the Amendment Program. If the Acknowledgment and Election Form has not been received by the Stock Option Administration by October 14, 1994, your options will remain amended pursuant to the Amendment Program. This result may be contrary to your wishes and not in your best interest.

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                      FastComm Communications Corporation

                      1994 Stock Option Amendment Program

                             Information Memorandum

Under the 1994 Stock Option Amendment Program stock options held by employees and other eligible participants (other than directors and officers of the Corporation) under the 1992 Stock Option Plan (the "Plan") to purchase common shares of the Corporation at exercise prices greater then $4.375 have been amended effective September 9, 1994 ("Amended Options") as follows:

     (a)  The exercise price has been reduced to $4.375 per share and

     (b) the vesting period has been changed so that the Amended Options are exercisable in three equal installments commencing on the first, second and third anniversaries of the effective date of the amendment, September 9, 1994 and will expire on the fifth anniversary of the date of the amendment, September 9, 1999.

However, persons holding options subject to the Amendment Program may elect to retain some or all of their stock options with the original terms (including original exercise price and original vesting period) ("Original Options") by opting out of the Amendment Program.

This memorandum describes the way in which the Amendment Program works, the characteristics of the Amended Options and some considerations optionholders may wish to take into account when considering whether to opt out of the Amendment Program or not.

It is also important that every optionholder be aware that the decision whether or not to opt out of the Amendment Program is entirely up to the individual, and will depend upon many factors, including the individual's personal expectation to: (i) the nature and timing of the Company's future performance and the manner in which that performance will be reflected in the future market price of the Company's Common Shares at such times as may be relevant to the exercise of the individual's options; (ii) general economic and stock market conditions at future times relevant to the exercise of the individual's options and the effect of such conditions on the market price of the Company's Common Shares; and (iii) the individual's personal financial and tax position at the future times relevant to the exercise of the individual's options.

     The Company does not make any representation or warranty as to its future performance, the future market price or its Common Shares, or any other factor which may be taken into account by individuals in determining whether to exclude their option's under this program. Optionholders are encouraged to make an individual decision based upon their own personal circumstances and expectations.

     The Company does not prefer, or recommend, any decision to any optionholder with respect to any options. Optionholders are entirely free to make whatever decision they think best in their particular case.

Some points to note concerning the 1994 Stock Option Amendment Program are:

(a) An optionholder may only opt out of the Amendment Program by delivering the Acknowledgment of Amendment and Election to Exchange Stock Options (the "Election Form") properly completed to the Company on or before the prescribed deadline date, October 14, 1994.

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(b)  Once an Election Form is filed it is irrevocable  and the election  therein to opt out of the Amendment Program with respect to any of your options is irreversible.

(c) Optionholders holding different options exercisable at different option prices may elect to opt out of the Amendment Program with respect to some options while electing not to opt out of the Amendment Program with respect to others. However an optionholder may not opt out of the Amendment Program with respect to fewer than all of the options which are exercisable at each option price.

Characteristics of the Amended Options

Optionholders who deliver to the Company the Election Form by the prescribed deadline acknowledging the effect of the Amendment Program and thereby indicating a decision not to opt out of the Amendment Program for some or all of their Amended Options will hold Amended Options having the following characteristics:

(a) the number of shares which the optionholder may purchase under the Amended Options will remain the same as under the currently outstanding options you hold;

(b)  the Amended Options will be exercisable at $4.375 per share;

(c)  the  Effective  Date of Grant of the Amended  Options  will be September 9,
     1994.

(d) the Amended Options will expire on the fifth anniversary of the Date of Grant, September 9, 1999.

(e) the Amended Options will become exercisable according to the standard terms and conditions of the Company's 1992 Stock Option Plan, namely:

     (i) 1/3 of the number of shares subject to the option may be purchased at any time on or after September 9, 1995 and prior to the expiration of the option;

     (ii) 2/3 or the number of shares subject to the option may be purchased at any time on or after September 9, 1996 and prior to the expiration of the option;

     (iii)all of the number of shares subject to the option may be purchased at any time on or after September 9, 1997 and prior to the expiration of the option;

(f) the Amended Options will be issued pursuant to, and are subject to the terms and conditions of the FastComm Communications Corporation 1992 Stock Option Plan as amended from time to time.

Considerations

As mentioned above, many factors may influence an individual's decision whether or not to opt out of the Amendment Program with respect to some or all of their Amended Options. Three basic considerations are (i) the exercise price of the options, (ii) the times at which options may be exercised, and (iii) the tax treatment accorded different types of options.

(a) Exercise Price. The Amended Options are exercisable at $4.375. Only those outstanding options which when granted were exercisable at prices greater than $4.375 are subject to the Amendment Program. An obvious consideration in deciding whether to opt out of the Amendment Program for your existing options is the relative exercise prices involved. In general, all other things being equal, it is more advantageous to have options with a lower exercise price. However, optionholders considering opting out should

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     consider  not only the  exercise  price but such  factors  as the  exercise schedule of the Amended Options and tax treatment.


(b) Exercise Schedule. The Amended Options will be five year options which become exercisable in installments of one-third each, on the first, second and third anniversaries of the date of grant. A more precise formulation of the schedule for exercising Amended Options is set out above under the heading "Characteristics of Amended Options." This is the same schedule as applies to all options issued under the Company's current 1992 Stock Option Plan. Amended Options will be exercisable later than under the original terms of those options. The earlier exercise dates available under options unamended by the Amendment Program might allow an optionholder to realize a benefit from stock options sooner. The Company is unable to predict future changes in the market price of its shares, so optionholders must make a personal decision as to whether or not they wish to opt out of the Amendment Program with respect to their options.

(c) Tax Treatment and Other Information. The United States Federal Income Tax Consequences of being granted and of exercising stock options under the Company's plans, together with additional information about the plans, can be found in the prospectus dated October 29, 1993, which is being provided to you with this memorandum. All currently outstanding options, are and the new options will be, Qualified or Non-Qualified Options as described in the Prospectus. Since individuals all have different sets of circumstances which affect their tax liability at any given time, there can be no generally applicable formula for determining whether there is an advantage for an individual to exchange any or all of their options. Employees are encouraged to consult their own financial advisors for advice on how this and other aspects of the Stock Option Amendment Program might affect their personal financial positions.

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                      FASTCOMM COMMUNICATIONS CORPORATION
                      1994 STOCK OPTION AMENDMENT PROGRAM

                          ACKNOWLEDGMENT OF AMENDMENT
                     AND ELECTION TO EXCHANGE STOCK OPTIONS

[Name of Optionholder]

To: FastComm Communications Corporation (the "Corporation")

1. I acknowledge that the following is a complete and accurate record of all stock options which, at their original date of grant, were exercisable at prices greater than $4.375 granted in my name which are unexercised and unexpired as at September 9, 1994 under the FastComm Communications Corporation 1992 Stock Option Plan (the "Plan") and which have now been amended as described below under the 1994 Stock Option Amendment Program (the "Amendment Program"):

                   Original   Original  New       New      Opt Out of
No. of Shares      Exercise   Date of   Exercise  Date of  Amendment
Subject to Option  Price      Grant     Price     Grant    Program
-----------------  -----      -----     -----     -----    -------
                                                           ____ OPT OUT

                                                           ____ OPT OUT

2. I understand that pursuant to the Amendment Program, the terms of the above options have been amended, such that:

     (a) each option now has an exercise price of $4.375 per Common Share, and a grant date of September 9, 1994.

     (b) each option is exercisable in three equal installments commencing on the first, second and third anniversaries of the new date of grant which is September 9, 1994 and

     (c) the option will expire on September 9, 1999, the fifth anniversary of the new date of grant.

     (d) I have lost the opportunity to benefit from the original exercise prices, exercise periods and expiry dates represented by the original terms of my options.

3. If, beside the details of any or all of the amended options listed above, I have checked the box marked "OPT OUT" under the heading "Opt Out of Amendment Program" I confirm that I wish to retain options at the original option exercise price and grant date as shown above.

4. I hereby acknowledge and agree that all of the above-listed options in my name are now and shall continue to be subject to the terms and conditions of the 1992 Stock Option Plan.

5. I understand that upon receipt by the Corporation of this election, properly completed, those options, if any, with respect to which I have opted out of the Amendment Program (having checked the box "OPT OUT") will remain unamended in the records of the Corporation.

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6.   I also  understand  that this  election  is  irrevocable  and that no other election may be submitted.

     Dated this ___________ day of ______________________________________, 1994.



                                   ---------------------------------------------
                                   Signature of Optionholder


                                   ---------------------------------------------
                                   Print Name

Please note: This completed election form must be returned to Patrice Bartles, Stock Option Administration as soon as possible and certainly no later than October 14, 1994, whether or not you are electing to opt out of the Amenment Program with respect to any of your amended options. If this form of election has not been received by FastComm Stock Option Administration in Sterling, VA. by October 14, 1994, your options will remain amended pursuant to the Amendment Program. You will not be provided with any further confirmation of the amendment of any options.


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